Free Writing Prospectus pursuant to Rule 433 dated January 11, 2024

Registration Statement No. 333-269296

Market Linked Notes — Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Russell 2000® Index and the Invesco S&P 500® Equal Weight ETF due July 16, 2026

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Lowest Performing Underlier Performance
Security Performance
100%
50%
18.6%
0%
-50%
-100%
100% of Underlier
return to maximum
-100%
-50%
0%
18.6%
50%
100%
Hypothetical pre-tax total rate of return
Hypothetical underlier return of the lowest performing underlier

* assumes a maximum return of 18.60% of the face amount per note ($186.00 per note).

If the ending value of the lowest performing underlier is less than its starting value, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated January 11, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated January 11, 2024
●
WFS Product Supplement No. 4 dated February 24, 2023
●
Underlier supplement no. 38 dated December 21, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Market measures (each referred to as an “underlier,” and collectively as the “underliers”):	the Russell 2000® Index and the Invesco S&P 500® Equal Weight ETF
Fund underlying index:	with respect to the Invesco S&P 500® Equal Weight ETF, the S&P 500® Equal Weight Index
Pricing date:	expected to be January 11, 2024
Issue date:	expected to be January 17, 2024
Calculation day:	expected to be July 13, 2026
Stated maturity date:	expected to be July 16, 2026
Starting value:	with respect to an underlier, the closing value of such underlier on the pricing date
Ending value:	with respect to an underlier, the closing value of such underlier on the calculation day
Lowest performing underlier:	the underlier with the lowest underlier return
Underlier return:	ending value – starting value starting value
Maximum return:	at least 18.60% of the face amount per note (at least $186.00 per note)
Upside participation rate:	100%
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the ending value of the lowest performing underlier is greater than its starting value: $1,000 plus the lesser of:

(i) $1,000 × underlier return of the lowest performing underlier × upside participation rate; and

(ii) the maximum return; or

•
if the ending value of the lowest performing underlier is less than or equal to its starting value: $1,000

Underwriting discount:

up to 3.075% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.075% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.00% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a note WFA sells.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

CUSIP:	40057XUN3
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the notes sold to selected notes dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 38, WFS product supplement no. 4 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 38, WFS product supplement no. 4 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 38, WFS product supplement no. 4 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 4, accompanying underlier supplement no. 38, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 4, accompanying underlier supplement no. 38, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 4, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 38, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Notes Is Not Linked to the Closing Value of the Underliers at Any Time Other Than the Calculation Day
▪
Because the Notes Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Receiving No Positive Return on Your Investment Than If the Notes Were Linked to Just One Underlier
▪
You May Receive Only the Face Amount of Your Notes at Maturity.
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
▪
Your Notes Do Not Bear Interest
▪
The Potential for the Value of Your Notes to Increase Will Be Limited
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Fund or Any Underlier Stock
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Index

▪
There are Small-Capitalization Stock Risks Associated with the Index

Additional Risks Related to the Fund

▪
Except to the Extent The Goldman Sachs Group, Inc. or Wells Fargo & Company (the Parent Company of WFS) Is a Company Whose Common Stock Is Currently Held by the Fund and Is a Company Whose Common Stock Comprises Its Fund Underlying Index, and Except to the Extent that GS&Co., WFS and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Fund, There Is No Affiliation Between the Fund Investment Advisor or the Sponsor of the Fund’s Fund Underlying Index and Us or WFS.
▪
The Policies of the Fund’s Investment Advisor and the Sponsor of the Fund’s Fund Underlying Index Could Affect the Amount Payable on Your Notes and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue for the Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Fund Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Fund and Its Fund Underlying Index Are Different and the Performance of the Fund May Not Correlate With the Performance of Its Fund Underlying Index

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor for the Russell 2000® Index and the issuer, see “The Underliers — Russell 2000® Index” on pages S-79 of the accompanying underlier supplement no. 38.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.